UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20-1470649 (I.R.S. Employer Identification No.)

136 East South Temple Suite 2112
Salt Lake City, Utah 84111
(Address and telephone number of principal executive offices) (Zip Code)

(801) 521-5703
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2006, we entered into a First Amendment to the Credit Facility Agreement with Solar Power, Inc., a California corporation (“SPI-California”), pursuant to which we agreed to increase an existing revolving line of credit from $2,000,000 to $2,500,000 (the “Credit Facility”). The Credit Facility was originally established pursuant to the terms and conditions of a certain Credit Facility Agreement and a certain Security Agreement dated September 19, 2006 between us and SPI-California (the “Loan Documents”). As previously disclosed in the Form 8-K filed on September 25, 2006, under the terms of Loan Documents, with the exception of certain permitted liens, we were granted a first priority security interest in all of SPI-California’s assets currently owned and owned in the future. Any advances under the Credit Facility bear an interest rate equal to eight percent (8%) simple interest per annum. Unless otherwise extended under the Loan Documents, the maturity date for any and all advances is March 31, 2007 and the Credit Facility is available until February 28, 2007. As of November 7, 2006, we have advanced SPI-California an aggregate of $2,300,000 under the Credit Facility.

As previously reported on the Form 8-K filed with the SEC on August 29, 2006, we have a material relationship with SPI-California. We entered into an Agreement and Plan of Merger dated August 23, 2006, as amended, with SPI-California and Welund Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary (“Welund Acquisition”), pursuant to which it is contemplated that Welund Acquisition will merge with and into SPI-California with SPI-California surviving as our wholly-owned subsidiary. In addition, Mr. Kircher, our chairman of the board, is a director and Chief Executive Officer of SPI.

For additional information on the First Amendment to the Credit Facility Agreement, see Exhibit 10.1 attached to this Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	First Amendment to the Credit Facility Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC.
a Nevada Corporation

Dated: November 7, 2006	/s/ Steve P. Strasser
Steve P. Strasser,
President